As filed with the Securities and Exchange Commission on March 2, 2015.

Registration Nos. 333-

333-      -01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CenturyLink, Inc.	Qwest Corporation
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Louisiana	Colorado
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
72-0651161	84-0273800
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
100 CenturyLink Drive	100 CenturyLink Drive
Monroe, Louisiana 71203	Monroe, Louisiana 71203
(318) 388-9000	(318) 388-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacey W. Goff

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

(318) 388-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Najder

Jones Walker L.L.P.

201 St. Charles Avenue, 51st Floor

New Orleans, Louisiana 70170-5100

(504) 582-8000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.”

CENTURYLINK, INC.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

QWEST CORPORATION

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered/ Proposed maximum offering price per unit/ Proposed maximum aggregate offering price	Amount of Registration fee
Unsecured Senior or Subordinated Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants and Units of CenturyLink, Inc.	(1)	(2)
Unsecured Senior Debt Securities of Qwest Corporation

(1)	An indeterminate aggregate initial offering price or number of each identified class of securities is being registered hereunder. These securities are described in the accompanying prospectus and may from time to time be issued at indeterminate prices, either separately, together or in combination with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)	In accordance with Rules 456(b) and 457(r) promulgated under the Securities Act of 1933, as amended, the registrants are deferring payment of all of the registration fee.

PROSPECTUS

CENTURYLINK, INC.

DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS

UNITS

QWEST CORPORATION

DEBT SECURITIES

CenturyLink, Inc. may offer and sell the following securities, from time to time, in one or more offerings and series, either separately, together or in combination with other such securities:

•	Unsecured senior or subordinated debt securities

•	Preferred stock

•	Depositary shares representing fractional interests in our preferred stock

•	Common stock

•	Warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	Units consisting of certain specified securities.

Qwest Corporation may offer and sell unsecured senior debt securities, from time to time, in one or more offerings and series.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities that may be offered, including the offering price, and the specific manner in which they may be offered will be described in a prospectus supplement to this prospectus. Before you decide to invest in any securities that may be offered, you should carefully read this prospectus and any accompanying prospectus supplements relating to the specific issue of securities offered, together with the documents incorporated by reference herein and therein. A prospectus supplement may also update or change information contained in this prospectus.

CenturyLink’s common stock trades on the New York Stock Exchange under the symbol “CTL.”

Investing in these securities involves risks, including those referenced under the heading “Risk Factors” on page 2 of this prospectus. You should consider the risk factors described in any accompanying prospectus supplement and any documents incorporated by reference herein or therein before investing in any securities offered hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2015.

You should rely only on the information contained herein or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained herein or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus is accurate as of any date other than the date on the front cover of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates. The information contained in our website, www.centurylink.com, is not a part of this prospectus, any prospectus supplement or any free writing prospectus.

Unless otherwise provided in this prospectus or the context requires otherwise:

•	“we,” “us” and “our” refer either to CenturyLink, QC or both, as the context requires;

•	“CenturyLink” refers to CenturyLink, Inc. and not any of its subsidiaries (except in connection with the description of its business under the headings “The Companies – CenturyLink” and “Cautionary Statement Regarding Forward-Looking Statements”, where such term refers to the consolidated operations of CenturyLink and its subsidiaries);

•	“QC” refers to Qwest Corporation and not any of its subsidiaries (except in connection with the description of its business under the heading “The Companies – QC”, where such term refers to the consolidated operations of QC and its subsidiaries);

•	“QCII” refers to Qwest Communications International Inc. and its subsidiaries (including QC), which CenturyLink acquired on April 1, 2011; and

•	“securities” refers to any security that we might offer or sell under this prospectus or any prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time over the next three years sell any of the securities described in this prospectus in one or more offerings.

This prospectus contains a general summary of the debt securities, preferred stock, depositary shares, common stock, warrants and units that CenturyLink may offer from time to time, and the debt securities that QC may offer from time to time. These summaries are not meant to be a complete description of such securities. We plan to describe the particular terms of any such offered securities in a prospectus supplement, which may update or change information contained in this prospectus concerning the offered securities, our business or other matters. You should read both this prospectus and any accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

Any securities of CenturyLink sold hereunder will not be obligations of, or guaranteed by, QC or any other person, and any securities of QC sold hereunder will not be obligations of, or guaranteed by, CenturyLink or any other person.

Any of the CenturyLink securities described herein and in any accompanying prospectus supplement may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

THE COMPANIES

CenturyLink

CenturyLink is an integrated communications company engaged primarily in providing an array of communications services to its residential, business, governmental and wholesale customers. CenturyLink’s communications services include local and long-distance, broadband, private line (including special access), Multi-Protocol Label Switching, data integration, managed hosting (including cloud hosting), colocation, Ethernet, network access, video, wireless and other ancillary services. At December 31, 2014, CenturyLink operated approximately 12.4 million access lines in 37 states, served approximately 6.1 million broadband subscribers, and operated 58 data centers throughout North America, Europe and Asia.

CenturyLink was incorporated in 1968 under the laws of the state of Louisiana.

QC

QC is an integrated communications company engaged primarily in providing an array of communications services to its residential, business, governmental and wholesale customers. QC’s communications services include local, broadband, private line (including special access), network access, Ethernet, information technology, wireless and video services. In certain local and regional markets, QC also provides local access and fiber transport services to competitive local exchange carriers. As of December 31, 2014, QC operated approximately 7.3 million access lines in 14 states principally in the western United States, and served approximately 3.5 million broadband subscribers.

QC, which was incorporated in 1911 under the laws of the state of Colorado, is an indirect wholly-owned subsidiary of CenturyLink.

Other Information

The principal executive offices of CenturyLink and QC are located at 100 CenturyLink Drive, Monroe, Louisiana 71203, and the telephone number is (318) 388-9000. Our website is located at www.centurylink.com. The information set forth on our website is not part of this prospectus, any accompanying prospectus supplement or any free writing prospectus.

Our methodology for counting access lines, subscriber lines and data centers may not be comparable to those of other companies.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our respective SEC filings referred to under the heading “Where You Can Find More Information,” including the risk factors incorporated by reference herein from our respective most recently-filed Annual Reports on Form 10-K, as updated by any other reports and documents that we file with the SEC after the date of such annual reports. In addition, any accompanying prospectus supplement may include a discussion of any risk factors or other special considerations applicable to the securities being offered thereby.

WHERE YOU CAN FIND MORE INFORMATION

CenturyLink files annual, quarterly and current reports, proxy statements and other information with the SEC and QC files annual, quarterly and current reports with the SEC. You may read and copy such information, including the registration statement of which this prospectus forms a part, at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits thereto, as well as periodic reports, proxy statements and other information about CenturyLink and QC.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is part of a registration statement filed with the SEC, which may contain additional information that you might find important.

As permitted by the SEC, we are “incorporating by reference” into this prospectus specific documents that we have filed or will file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate herein by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by the registration statement of which this prospectus forms a part (such documents are referred to collectively below as the “incorporated documents”).

We are “incorporating by reference” into this prospectus the following documents filed by us with the SEC; provided, however, we are not incorporating by reference any such documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

CenturyLink Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2014.

Description of CenturyLink’s Common Stock on Form 8-A/A	Filed on March 2, 2015.

Proxy Statement on Schedule 14A	Filed on April 16, 2014 (which contains information that has been updated by the Current Report on Form 8-K filed on June 2, 2014 with respect to the termination of CenturyLink’s Amended and Restated 2001 Employee Stock Purchase Plan, which is incorporated by reference into this prospectus).

QC Filing	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2014.

We will provide to each person to whom this prospectus is delivered, upon written or oral request and without charge, a copy of the incorporated documents referred to above (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You can request copies of such documents if you (i) write us at CenturyLink, Inc. or Qwest Corporation, as applicable, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Investor Relations, or (ii) call us at (318) 388-9000.

This prospectus and the incorporated documents may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements into which we will enter in connection with an offering under this prospectus. These summary descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us as described above. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to this prospectus because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, may apply standards of materiality in a manner different from what may be viewed as material to you or other investors, and may no longer continue to be true as of any given date.

Information appearing in this prospectus or any particular incorporated document is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the other incorporated documents and should be read together therewith. Any statement contained in any particular incorporated document will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any incorporated document filed after such particular incorporated document modifies or supersedes such statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the incorporated documents, contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, such as statements concerning the benefits that we expect will result from our operations, investments, transactions and other activities, such as increased revenues or decreased expenditures; statements about our anticipated future operating and financial performance, financial position and liquidity, tax position, contingent liabilities, growth opportunities and growth rates, acquisition and divestiture opportunities, business prospects, regulatory and competitive outlook, investment and expenditure plans, dividend and stock repurchase plans, capital allocation plans, investment results, financing alternatives and sources, and pricing plans; and other similar statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts, many of which are highlighted by words such as “may,” “would,” “could,” “should,” “plan,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “likely,” “seeks,” “hopes,” or variations or similar expressions.

These forward-looking statements are based upon our judgment and assumptions as of the date such statements are made concerning future developments and events, many of which are beyond our control. These forward-looking statements, and the assumptions upon which they are based, are inherently speculative and are subject to a number of risks and uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to:

•	the timing, success and overall effects of competition from a wide variety of competitive providers;

•	the risks inherent in rapid technological change, including product displacement;

•	the effects of ongoing changes in the regulation of the communications industry, including the outcome of regulatory or judicial proceedings relating to intercarrier compensation, access charges, universal service, broadband deployment, data protection and net neutrality;

•	our ability to effectively adjust to changes in the communications industry, and changes in our markets, product mix and network;

•	our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel;

•	possible changes in the demand for, or pricing of, our products and services, including our ability to effectively respond to increased demand for high-speed broadband service;

•	our ability to successfully introduce new product or service offerings on a timely and cost-effective basis;

•	the adverse impact on our business and network from possible equipment failures, security breaches or similar attacks on our network;

•	our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages;

•	CenturyLink’s ability to use its net operating loss carryforwards in projected amounts;

•	our continued access to credit markets on favorable terms;

•	our ability to collect our receivables from financially troubled customers;

•	our ability to maintain favorable relations with our key business partners, suppliers, vendors, landlords and financial institutions;

•	any adverse developments in legal or regulatory proceedings involving us;

•	changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, including those caused by changes in our cash requirements, capital expenditure needs, debt obligations, pension funding requirements, cash flows, or financial position, or other similar changes;

•	the effects of adverse weather;

•	other risks referenced in this prospectus or other of our filings with the SEC; and

•	the effects of more general factors such as changes in interest rates, in tax laws, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy.

These and other uncertainties related to our business are described in greater detail in Item 1A of Part I of our respective Annual Reports on Form 10-K for the year ended December 31, 2014, which are subject to updating and supplementing by our respective subsequently filed SEC reports.

Additional factors or risks that we currently deem immaterial or that are not presently known to us could also cause our actual results to differ materially from our expected results. Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, the existing regulatory and technological environment, industry and competitive conditions, and economic and market conditions, and our assumptions as of such date. We may change our intentions, strategies or plans (including our dividend or stock repurchase plans) at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from any sale of the securities described herein will be used for general corporate purposes, including debt repayments, capital expenditures, working capital, acquisitions, pension plan contributions, and redemption or repurchase of our equity or debt securities. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

General

The following tables set forth the unaudited ratio of earnings to fixed charges on a consolidated basis for the periods and issuers indicated. For purposes of the ratios presented below, (i) earnings include income before income tax expense before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, and distributed income of equity investees, net of interest capitalized and preferred stock dividend requirements, and (ii) fixed charges include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness, and an estimate of interest factor on rentals.

CenturyLink

The table below sets forth CenturyLink’s ratio of consolidated earnings to fixed charges for each of the years in the five-year period ended December 31, 2014. Due to the immaterial amount of CenturyLink preferred stock outstanding, the ratio of consolidated earnings to fixed charges presented below does not differ materially from the ratio of consolidated earnings to fixed charges and preferred stock dividends for any of the periods reflected below.

	Year Ended December 31,
	2014	2013		2012	2011		2010
Ratio of earnings to fixed charges	1.7	1.1	(1)	1.8	1.8	(2)	3.5	(2)

(1)	Fixed charges for the year ended December 31, 2013 included a $1.092 billion non-cash goodwill impairment charge. If the impact of this $1.092 billion non-cash charge is disregarded, our ratio of earnings to fixed charges for the year ended December 31, 2013 would have been 1.9 (derived by dividing the sum of our 2013 earnings available for fixed charges of $1.675 billion plus the amount of the non-cash goodwill impairment charge by our 2013 fixed charges of $1.486 billion).
(2)	These ratios do not give effect to our acquisition of QCII for any period prior to April 1, 2011 or our acquisition of SAVVIS, Inc. for any period prior to July 15, 2011.

QC

The table below sets forth QC’s ratio of consolidated earnings to fixed charges for certain specified “Successor” and “Predecessor” periods, as described below. As a result of CenturyLink’s April 1, 2011 acquisition of QCII, QC became an indirect wholly-owned subsidiary of CenturyLink. In accordance with applicable SEC rules, CenturyLink elected to “push down” its accounting of the QCII acquisition to QC’s consolidated financial statements. Consequently, even though the acquisition did not change QC’s status as a distinct and continuing legal entity, QC’s ratio of consolidated earnings to fixed charges for each of the below-listed periods ending after the acquisition (referred to below as the “Successor” periods) is presented on a different cost basis than, and is therefore not comparable to, QC’s ratio of consolidated earnings to fixed charges for the periods before the acquisition (referred to below as the “Predecessor” periods).

	Successor				Predecessor
				Nine Months Ended December 31, 2011	Three Months Ended March 31, 2011	Year Ended December 31, 2010
	Year Ended December 31,
	2014	2013	2012
Ratio of earnings to fixed charges	3.9	3.8	3.7	3.6	3.9	3.7

DESCRIPTION OF CAPITAL STOCK OF CENTURYLINK

The following summary of the terms of CenturyLink’s capital stock is not meant to be complete and is qualified by reference to the relevant provisions of (i) CenturyLink’s articles of incorporation and bylaws and (ii) the Louisiana Business Corporation Act, which is Louisiana’s new corporate statute that took effect on January 1, 2015. Copies of CenturyLink’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request, as provided under the heading “Where You Can Find More Information”. To the extent CenturyLink determines it to be necessary or appropriate to amend its articles of incorporation or bylaws in the future to conform them to the new Louisiana Business Corporation Act, copies of such amended articles or bylaws will be filed with SEC and be available in the same manner.

Authorized Capital Stock

CenturyLink is currently authorized under its articles of incorporation to issue an aggregate of 1.602 billion shares of capital stock, consisting of 1.6 billion shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25.00 par value per share.

As of December 31, 2014, 568,517,457 shares of CenturyLink’s common stock were outstanding. CenturyLink’s common stock is listed for trading on the New York Stock Exchange. As of December 31, 2014, 7,018 shares of preferred stock were outstanding.

Description of Common Stock

We may issue, separately or together with or upon conversion of or exchange for other securities, common stock, all as set forth in the relevant prospectus supplement.

Voting Rights. Under our articles of incorporation, each share of common stock entitles the holder thereof to one vote per share on all matters duly submitted to shareholders for their vote or consent. Holders of our common stock are entitled to elect all of the authorized number of members of our board of directors. Holders of our common stock do not have cumulative voting rights. As a result, the holders of a majority of the votes cast in the election of directors are able to elect all of the directors in an uncontested election.

Our by-laws provide that in an uncontested election of directors, each director must be elected by the vote of the majority of the votes cast with respect to that director’s election. If a nominee for director is not elected and the nominee is an incumbent director, such incumbent director must promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The nominating and corporate governance committee of the board of directors will make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the committee’s recommendation, and publicly disclose by filing a current report on Form 8-K with the SEC its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of certification of election results. If the number of persons properly nominated for election as directors exceeds the number of directors to be elected in a contested election, then the directors shall be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote at such election.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to distribute their earnings to us in the form of dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.

Other Rights and Provisions. In the event we liquidate, dissolve or wind up our affairs, holders of our common stock would be entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock. Our common stock is not redeemable and has no subscription, conversion or preemptive rights. All of our outstanding shares of common stock have been fully paid and are non-assessable.

Certain Provisions Affecting Takeovers

Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of CenturyLink unless the takeover or change of control is approved by our board of directors. Such provisions may also render more difficult the removal of our directors or officers. Certain of our agreements and certain provisions of applicable law may have similar effects.

Limits on Shareholder Actions. Our articles of incorporation provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent of the shareholders. This provision prevents consent solicitations by persons desiring to acquire us or change the composition of our board of directors. In addition, our articles of incorporation currently provide that shareholders may call a special meeting of shareholders only if they hold at least a majority of our total voting power.

Removal of Directors. Under our articles of incorporation the shareholders may remove any director or the entire board of directors, only for cause, at any meeting of the shareholders called for such purpose, by the affirmative vote of (i) a majority of the total voting power of all shareholders and (ii) at any time there is a related person, a majority of the total voting power of all shareholders other than the related person, voting as a separate group. This provision precludes a third party from gaining control of the board of directors by removing incumbent directors without cause and filling the vacancies with its own nominees.

Fair Price Provisions. Our articles of incorporation contain provisions designed to provide safeguards for our shareholders when certain current or former beneficial holders of our stock, which we sometimes refer to as related persons, attempt to effect a business combination with us. In general, subject to various exceptions, a business combination between CenturyLink and a related person must be approved by:

•	a majority of CenturyLink’s directors;

•	a majority of CenturyLink’s continuing directors (as defined in CenturyLink’s articles);

•	80% of the total voting power of all shareholders; and

•	two-thirds of the total voting power of shareholders, other than the related person, present or represented at the shareholders’ meeting, voting as a separate group.

Evaluation of Tender Offers. Our board of directors is required by our articles of incorporation to consider various factors when evaluating a business combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, including the social and economic effects of the transaction on CenturyLink and its subsidiaries, as well as on our respective employees, customers, creditors, and other elements of the communities in which we operate or are located.

Advance Notice. Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders. Our bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of

CenturyLink, (i) in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of an annual meeting scheduled to be held either more than 30 days earlier or 60 days later than such anniversary date, not more than 180 days and not less than 90 days in advance of the meeting, or if public announcement is less than 100 days prior to the meeting, within 10 days of public disclosure of the meeting date; and (ii) in the event of a special meeting, not more than 120 days and not less than 90 days in advance of the meeting, or if public announcement is less than 100 days prior to the meeting, within 10 days of public disclosure of the meeting date. In addition, the notice must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

Amendment of CenturyLink’s Articles of Incorporation and Bylaws. Various provisions of our articles of incorporation, including the fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both:

•	80% of the total voting power of all shareholders; and

•	two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.

Our bylaws may be adopted, amended, or repealed and new bylaws may be adopted by either:

•	a majority of our directors and a majority of our continuing directors, voting as a separate group; or

•	the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than the related person, present or duly represented at a shareholders’ meeting, voting as a separate group.

Powers of Board to Issue Stock. Our board of directors is authorized, without action of the shareholders, to issue (i) additional shares of common stock, subject to certain limitations under the New York Stock Exchange listing standards, and (ii) additional shares of preferred stock with rights and preferences designated by the board of directors, as discussed further under “– Description of Preferred Stock – General”. One of the effects of the existence of undesignated preferred stock and authorized, but unissued, common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of the company and thereby protect the continuity of management. If, in the due exercise of its fiduciary obligations, our board of directors was to determine that a takeover proposal was not in our best interest, the board of directors could issue such shares without shareholder approval in one or more transactions that might prevent or discourage the completion of the takeover transaction by (i) diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, (ii) creating a substantial voting block that might undertake to support the position of the incumbent board, or (iii) effecting an alternative transaction that might complicate or preclude the takeover, or otherwise.

Other. For additional information about these and other provisions of our organizational documents and applicable laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of CenturyLink, you should refer to our registration statement relating to our common stock, as amended and restated on Form 8-A/A, which is incorporated by reference herein. See “Where You Can Find More Information”.

Listing

CenturyLink’s common stock trades on the New York Stock Exchange under the symbol “CTL.”

Description of Preferred Stock

CenturyLink may issue hereunder preferred stock in one or more series on terms to be described in the relevant prospectus supplement. The specific description of any particular series of preferred stock in the relevant prospectus supplement will not be complete. You should refer to the applicable provisions in our articles of incorporation, our bylaws and the articles of amendment relating to each series of preferred stock, all of which we have filed or will file with the SEC, as well as the relevant provisions of the Louisiana Business Corporation Act.

General. Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, shares of preferred stock in one or more series. The rights, preferences, designation and size of each series will be described in an amendment to our articles of incorporation. A prospectus supplement relating to each series will specify the terms of the preferred stock as determined by our board of directors, including some or all of the following:

•	the specific designation, number of shares, rank and purchase price;

•	any per share liquidation preference;

•	any redemption, payment or sinking fund provisions;

•	any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined);

•	any voting rights;

•	the methods by which amounts payable in respect of the preferred stock may be calculated;

•	information regarding the manner in which the preferred stock will be registered, to the extent it differs from that described under the heading “Form of Securities”;

•	whether the preferred stock will be listed on a national securities exchange;

•	whether the preferred stock is convertible or exchangeable and, if so, a description of (i) the securities into which the preferred stock is convertible or exchangeable, (ii) the terms and conditions upon which conversions or exchanges may be effected, including the initial conversion or exchange prices or ratios, and (iii) any other related provisions;

•	a description of any material United States federal income tax consequences relating to the series;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.

Unless the relevant prospectus supplement states otherwise, the preferred stock will not have preemptive rights. Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock may actually trade on or after the date of issuance. Unless the relevant prospectus supplement states otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

Our rights and the rights of holders of any preferred stock issued by us to participate in the distribution of assets of any subsidiary of CenturyLink upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred shareholders, except to the extent we ourselves are a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Our board of directors could authorize CenturyLink to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock, which could in turn decrease the market price of our shares of common stock. In addition, the issuance of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control. For more information, see “Description of Common Stock – Certain Provisions Affecting Takeovers – Powers of Board to Issue Stock”.

Outstanding Preferred Stock. As of December 31, 2014, CenturyLink had outstanding 7,018 shares of 5% Cumulative Convertible Series L Preferred Stock. At such time, such shares were convertible into a total of approximately 9,572 shares of CenturyLink common stock. Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders. The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments. Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid. In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock. Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the “conversion price” (which, as of the date of this prospectus, is approximately $18.33, as adjusted).

DESCRIPTION OF DEBT SECURITIES OF CENTURYLINK

The following description of the terms of CenturyLink’s debt securities that may be issued under this prospectus contains certain general terms that may apply to such securities. The specific terms of any of CenturyLink’s debt securities will be described in one or more prospectus supplements relating to such debt securities.

CenturyLink may periodically issue senior debt securities in one or more series under an indenture, dated as of March 31, 1994, between it and Regions Bank (as successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, as supplemented through the date hereof. We refer to this indenture in this section as the senior indenture. CenturyLink may also periodically issue subordinated debt securities in one or more series under a subordinated indenture which would be entered into between it and a bank or trust company selected by it to act as trustee. We refer to this indenture in this section as the subordinated indenture. Together, the senior indenture and the subordinated indenture, if one is entered into, are referred to in this section as the indentures. The trustees under the indentures are sometimes collectively referred to in this section as the trustees.

The particular terms of each series of debt securities that may be issued under the indentures will be set forth in a resolution of our board of directors (or a duly authorized committee thereof) specifically authorizing that series, or in one or more supplemental indentures or other instruments under the applicable indenture. The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the indentures and the applicable resolutions, supplemental indentures or other instruments specifying the particular terms of any such series. We have filed a copy of the senior indenture and a form of the subordinated indenture as exhibits to the registration statement of which this prospectus forms a part, and suggest that you review these carefully.

There is no requirement under the senior indenture, nor is there expected to be any requirement under the subordinated indenture, that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in either of the indentures or applicable to one or more issuances of debt securities hereunder in connection with any future issuances of other debt securities. The senior indenture provides, and the subordinated indenture is expected to provide, that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may “reopen” a series of senior or subordinated debt securities, without the consent of the holders of that series, for additional issuances of securities of that series.

Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the applicable indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the applicable indenture.

General

The debt securities that may be issued under the indentures will be general unsecured obligations of CenturyLink and will be effectively subordinated in right of payment to any of CenturyLink’s future secured indebtedness to the extent of the value of the assets securing any such indebtedness. Senior debt securities will rank senior in right of payment to any of our future subordinated debt and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the relevant prospectus supplement. See “– Subordinated Debt Securities”. The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. As of December 31, 2014, we had (i) approximately $7.8 billion aggregate principal amount of unsecured senior debt securities outstanding under the senior indenture and

(ii) no subordinated debt, other than capital leases totaling approximately $489 million. For additional information on all of our fixed commitments and our consolidated debt, see the periodic reports that we have filed with the SEC, as described further under “Where You Can Find More Information”.

As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of funds to us from our subsidiaries in the form of dividends, loans or other payments. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder. Our subsidiaries (including QC) are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to our debt securities or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. State law applicable to each of our subsidiaries restricts the amount of dividends that they may pay. Restrictions that have been or may be imposed by state regulators (either in connection with obtaining necessary approvals for our acquisitions or in connection with our regulated operations), and restrictions imposed by credit agreements applicable to certain of our subsidiaries may limit the amount of funds that our subsidiaries are permitted to transfer to us, including the amount of dividends that may be paid to us. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of our debt securities to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of December 31, 2014, the aggregate principal amount of long-term debt of our subsidiaries (excluding long-term debt classified as “Capital leases and other”) was approximately $11.3 billion.

Unless we state otherwise below or in the relevant prospectus supplement, neither of the indentures nor the debt securities to be issued thereunder (i) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (ii) restrict our ability to pay dividends or sell or transfer our assets or (iii) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving CenturyLink, any of which could adversely affect holders of our debt securities.

If we sell any series of debt securities under the indentures, each related prospectus supplement will describe the terms of the series, including some or all of the following:

•	the title and ranking of the series, including a description of any applicable subordination provisions;

•	the aggregate principal amount of the series to be initially offered, and any limit on the total aggregate principal amount of the series;

•	our net proceeds from the sale thereof;

•	the price or prices at which the series will be issued;

•	the date or dates of maturity;

•	the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates;

•	the date or dates from which interest will accrue and the date or dates at which interest will be payable;

•	the terms of any rights committing or entitling the holder to convert or exchange the debt securities into or for other securities issued or held by us;

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions;

•	any special United States federal income tax considerations applicable to the series;

•	information regarding the manner in which the series will be registered, to the extent it differs from that described under the headings “– Denominations, Registration and Transfer” and “Form of Securities”;

•	any special provisions relating to the defeasance of the series; and

•	any special considerations, additional covenants or other specific provisions applicable to the series.

The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold under the indentures. We are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus or under any other separate indenture, provided that the terms of securities sold under the indentures or any other separate indenture must be consistent with the terms of the specific indenture under which such securities are sold.

The indentures are, and the debt securities will be, governed by Louisiana law. The indentures are subject to and governed by the Trust Indenture Act of 1939.

Denominations, Registration and Transfer

The debt securities issued under the indentures will be issued in fully registered form and, unless we state otherwise in the relevant prospectus supplement, in denominations of $1,000 or any multiple thereof (Section 2.03). Unless otherwise provided in the relevant prospectus supplement, we will issue the debt securities wholly in the form of one or more global registered securities, and the rights of holders to transfer their beneficial interests therein will be governed solely by the procedures of the depositary for such global securities and its participants. See “Form of Securities”.

The applicable trustee will act as the registrar of debt securities issued under the applicable indenture (Section 2.05). No service charge will be made for any registration of transfer or exchange of debt securities, or issue of new debt securities in the event of a partial redemption of any series, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.05). The applicable trustee may appoint an authenticating agent for any series to act on the trustee’s behalf in connection with authenticating debt securities of that series (Section 2.10). The applicable trustee may at any time rescind any such appointment (Section 2.10).

We will not be required (i) to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant redemption notice or (ii) to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.05).

Payment and Paying Agents

Unless we state otherwise in the relevant prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent or, at our option, by payment delivered to the registered holders of the debt securities (Section 2.03).

Unless we state otherwise in the relevant prospectus supplement, the applicable trustee will act as our sole Paying Agent and 1500 North 18th Street, Monroe, Louisiana, will be designated as the agent’s office for purposes of payments with respect to any series of debt securities. Any other Paying Agents initially designated by us with respect to any series will be named in the relevant prospectus supplement (Sections 4.02 and 4.03).

Any money set aside by us for the payment of principal of (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us on May 31 following the expiration of the two-year period and the holder of the debt security may thereafter look only to us for payment thereof (Section 11.05).

Redemption and Sinking Fund Provisions

Unless we state otherwise in the relevant prospectus supplement, a series may be redeemed, in whole or in part, upon not less than 30 days’ and not more than 60 days’ notice at the redemption prices and subject to the terms and conditions (including those relating to any sinking fund established with respect to such series) that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.02). If less than all of the debt securities of the series are to be redeemed, the applicable trustee shall select the debt securities of such series, or portions thereof, to be redeemed by such method as such trustee shall deem appropriate and fair (Section 3.02).

Not less than 45 days prior to any sinking fund payment date for a series of debt securities, we will deliver to the trustee an officers’ certificate specifying the amount of the next sinking fund payment pursuant to the terms of such series of debt securities (Section 3.06).

Events of Default

Unless we state otherwise in the relevant prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the applicable indenture. The indentures provide that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:

•	failure for 30 business days to pay interest on the debt securities of that series when due;

•	failure to pay principal of (or premium, if any, on) the debt securities of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside our control;

•	failure to observe or perform any other covenant applicable to that series for 60 days after written notice with respect thereto by the trustee or to us and the trustee by the holders of at least 25% of the aggregate principal amount of such series of debt securities then outstanding; or

•	occurrence of certain specified events relating to bankruptcy, insolvency or reorganization with respect to CenturyLink (Section 6.01).

No Event of Default with respect to the debt securities of a particular series issued under either indenture necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under such indenture.

If an Event of Default shall occur and be continuing with respect to any series and if it is known to the applicable trustee, such trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default. The trustee may withhold from holders notice of any continuing default (except a default in the payment of monies owed) if it determines that withholding notice is in their interests (Section 6.07).

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of that series of debt securities then outstanding may declare the principal of that series of debt securities to be due and payable immediately. The holders of a majority of aggregate outstanding principal amount of such series of debt securities may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with such trustee before any judgment or decree for such payment has been obtained or entered (Section 6.01).

Holders of debt securities may not enforce the applicable indenture, except as provided therein. Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an Event of Default occurs and is continuing such trustee will be under no obligation to exercise any of the rights or powers under the applicable indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered such trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the series of debt securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to such series. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04 and 6.06).

Holders of subordinated debt securities should refer to “– Subordinated Debt Securities” below for a description of certain restrictions that could prevent such holders from being paid upon an Event of Default.

The holders of at least a majority in principal amount of the debt securities of any series may waive any default (other than a payment of default) for all securities of that series (Section 6.06).

We are required to furnish to the trustees annually a statement regarding our performance of certain of our obligations under the indenture (Section 5.03).

Discharge and Defeasance

Unless the relevant prospectus supplement states otherwise, we may discharge our obligations with respect to any series of our debt securities, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us shall have become due and payable or are to become due and payable or called for redemption within one year and we have deposited with such trustee the entire amount in moneys or U.S. Government Obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series (Section 11.01).

Additionally, each indenture provides that we may discharge all of our obligations under the indenture with respect to any series, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with such trustee moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to that series (Section 11.02).

Subordinated Debt Securities

In general, any subordinated debt securities that we may issue under the subordinated indenture will be subordinate in right of payment to the prior payment in full of all of our senior indebtedness (Section 14.01 of the form of subordinated indenture). In general, this means that various provisions of our subordinated debt securities may prohibit us from making payments to the holders thereof in respect of those securities. For instance, in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we liquidate, dissolve or otherwise wind up our affairs, then the holders of any debt senior to our subordinated debt securities will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, unless otherwise provided in the relevant prospectus supplement, (i) if we default in the payment of any debt that is senior to our subordinated debt securities or if any event of default shall have occurred and be continuing permitting the holders of such senior indebtedness to accelerate payment of such senior indebtedness, then, so long as any such default continues, we cannot make any payment on our subordinated debt securities, and (ii) if any series of subordinated debt securities is declared due and payable before its stated maturity date, then generally no payment on our subordinated debt securities can be made unless the holders of all debt senior to the subordinated debt securities are paid in full.

A prospectus supplement relating to any particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to senior indebtedness, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities;

•	the definition of senior indebtedness applicable to that series of subordinated debt securities; and

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.

There are expected to be no restrictions in the subordinated indenture on the creation of additional senior debt securities or any other indebtedness.

The failure to make any required payment on any of the subordinated debt securities due to the subordination provisions of such securities will not prevent the occurrence of an Event of Default under the subordinated debt securities. Under such circumstances, the subordinated indenture trustee and the holders of the subordinated debt securities can potentially take action against us, but they will not be able to receive any monetary payments in respect of such securities until the claims of the senior debt holders have been fully satisfied.

The particular terms of subordination of a series of subordinated debt securities may supersede the general subordination provisions of the subordinated indenture, and the particular disclosures set forth in the relevant prospectus supplement relating to a specific series of subordinated debt securities may supersede the general disclosures set forth in this subsection.

Modification of Indentures

Each indenture contains or is expected to contain provisions permitting us, when authorized by a board resolution, and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series at the time outstanding and affected by such modification, to modify the indenture or any supplemental indenture affecting that series. However, no such modification may:

•	extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, without the consent of the holder of each debt security so affected; or

•	reduce the aforesaid percentage of debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each debt security then outstanding and affected thereby (Section 9.02).

We and the applicable trustee may amend or supplement the indentures, without the consent of any holder of any series of debt securities, to:

•	create a new series;

•	evidence the assumption by any successor to CenturyLink of our obligations under an indenture;

•	add covenants to an indenture for the protection of the holders of debt securities;

•	cure any ambiguity or inconsistency in an Indenture, or making other provisions as shall not adversely affect the interests of the holders of the debt securities of any series; and/or

•	change or eliminate any provisions of an indenture provided that there is no outstanding debt security of any series created prior to such change that benefits therefrom (Section 9.01).

We anticipate that we will not be permitted to modify or amend the subordination provisions of the subordinated indenture if doing so would adversely affect the rights under Article XIV of the subordinated indenture of the holders of senior indebtedness without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness (Section 9.02 of the form of subordinated indenture).

Merger and Consolidation

Nothing in the indentures prevents us from consolidating or merging with or into, or selling, conveying, transferring or otherwise disposing of all or substantially all of our assets to, another corporation (whether or not affiliated with us or our successor or successors), provided that:

•	we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities issued under the applicable indenture (Section 10.01);

•	the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia (Section 10.01); and

•	we comply with any obligation under the applicable indenture to secure the debt securities then outstanding, as described under the heading “– Limitation on Liens” immediately below (Section 4.06).

Limitations on Liens

The indentures provide that CenturyLink will not, while any of the debt securities issued thereunder remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, unless we shall secure the debt securities then outstanding by such lien equally and ratably with the other indebtedness or obligations thereby secured so long as such other indebtedness or obligations remain so secured.

Notwithstanding the foregoing, neither indenture will restrict us from creating or suffering to exist the following liens permitted under the indentures:

•	liens upon property hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property;

•	liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof;

•	liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ liens and similar liens arising in the ordinary course of business, deposits to secure surety and appeal bonds to which we are a party, other pledges or deposits for similar purposes in the ordinary course of business, liens created by or resulting from legal proceedings being contested in good faith, certain specified zoning restrictions and other restrictions on the use of real property, interests of lessors in property subject to any capitalized lease, and certain other similar liens generally arising in the ordinary course of business;

•	indebtedness assumed by us in the case of certain consolidations, mergers, sales or conveyances; or

•	liens that replace, extend or renew any lien otherwise permitted under such indenture (Section 4.05).

Subject to certain exceptions and limitations, the indentures similarly require us, prior to consummating any consolidation, merger or sale of all or substantially all of our property that would subject any of our property to any lien, to equally and ratably secure the debt securities then outstanding by such lien (Section 4.06).

The restrictions in the indentures described above would not protect the debt holders in the event of a leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under the applicable indenture, nor would they afford protection in the event of one or more leveraged transactions in which secured indebtedness was incurred by our subsidiaries.

Concerning the Trustees

The trustees, prior to the occurrence of an Event of Default, undertake to perform only such duties as are specifically set forth in the applicable indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01). Subject to such provision, the trustees are not required to exercise any of the rights or powers vested in them by the applicable indenture at the request, order or direction of any debt holders, unless offered reasonable security or indemnity by such holders against the costs, expenses and liabilities which might be incurred thereby (Section 7.02). A trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if such trustee reasonably believes that repayment of such funds or liability or adequate indemnity is not reasonably assured to it (Section 7.01). We will pay the trustees reasonable compensation and reimburse them for reasonable expenses incurred in accordance with the applicable indenture (Section 7.06).

A trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series (Section 7.10).

Regions Bank is trustee, authenticating agent and paying agent under the senior indenture with respect to each outstanding series of senior debt securities of CenturyLink issued thereunder. Regions Bank also provides revolving credit and other traditional banking services to CenturyLink.

DESCRIPTION OF DEBT SECURITIES OF QC

The following description of the terms of QC’s debt securities that may be issued under this prospectus contains certain general terms that may apply to such securities. The specific terms of any of QC’s debt securities will be described in one or more prospectus supplements relating to such debt securities.

QC may periodically issue debt securities in one or more series under an indenture, dated as of October 15, 1999, between QC (formerly named U.S. WEST Communications, Inc.), as issuer, and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A. and J.P. Morgan Trust Company, National Association), as previously amended and supplemented through the date hereof. We refer to this indenture in this section as the QC indenture. U.S. Bank National Association is currently the trustee under the QC indenture.

The particular terms of any series of debt securities that may be issued under the QC indenture will be set forth in a resolution of our board of directors (or a duly authorized committee thereof) specifically authorizing that series, or in one or more supplemental indentures or other instruments under the QC indenture. The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the QC indenture and the applicable resolutions, supplemental indentures or other instruments specifying the particular terms of any such series. We have filed a copy of the QC indenture as an exhibit to the registration statement of which this prospectus forms a part, and suggest that you review it carefully.

There is no requirement under the QC indenture that our future issuances of debt securities be issued exclusively under the QC indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in the QC indenture or applicable to one or more issuances of debt securities hereunder in connection with any future issuances of other debt securities. The QC indenture provides that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may “reopen” a series of debt securities, without the consent of the holders of that series, for additional issuances of securities of that series.

Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the QC indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the QC indenture.

General

Debt securities that may be issued under the QC indenture will be senior unsecured obligations of QC and will be effectively subordinated in right of payment to any of QC’s future secured indebtedness to the extent of the value of the assets securing any such indebtedness. The debt securities will rank senior in right of payment to any of our future subordinated debt and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The QC indenture does not limit the aggregate principal amount of debt securities that we may issue thereunder. As of December 31, 2014, we had (i) approximately $5.2 billion aggregate principal amount of unsecured debt securities outstanding under the QC indenture, (ii) an additional $2.1 billion aggregate principal amount of unsecured debt securities outstanding under a separate indenture and (iii) no subordinated debt other than capital leases totaling approximately $26 million.

Unless we state otherwise below or in the relevant prospectus supplement, neither the QC indenture nor the debt securities to be issued thereunder: (i) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (ii) restrict our ability to pay dividends or sell or transfer our assets or (iii) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving QC, any of which could adversely affect holders of our debt securities.

If we sell any series of debt securities under the QC indenture, each related prospectus supplement will describe the terms of the series, including some or all of the following:

•	the title and ranking of the series;

•	the aggregate principal amount of the series to be initially offered, and any limit on the total aggregate principal amount of the series;

•	our net proceeds from the sale thereof;

•	the price or prices at which the series will be issued;

•	the date or dates of maturity;

•	the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates;

•	the date or dates from which interest will accrue and the date or dates at which interest will be payable;

•	the terms of any rights committing or entitling the holder to convert or exchange the debt securities into or for other securities issued or held by us;

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions;

•	any special United States federal income tax considerations applicable to the series;

•	information regarding the manner in which the series will be registered, to the extent it differs from that described under the headings “– Denominations, Registration and Transfer” and “Form of Securities”;

•	any special provisions relating to the defeasance of the series; and

•	any special considerations, additional covenants or other specific provisions applicable to the series.

The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold under the QC indenture. We are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus or under any other indenture, provided that the terms of securities sold under the QC indenture or any other indenture must be consistent with the terms of the specific indenture under which such securities are sold.

The QC indenture is, and the debt securities will be, governed by New York law. The QC indenture is subject to and governed by the Trust Indenture Act of 1939.

Denominations, Registration and Transfer

The debt securities will be issued in registered or unregistered form and, unless we state otherwise in the relevant prospectus supplement, in denominations of $1,000 or any multiples thereof (Section 2.02). Unless otherwise provided in the relevant prospectus supplement, we will issue the debt securities wholly in the form of one or more global registered securities, and the rights of holders to transfer their beneficial interests therein will be governed solely by the procedures of the depositary for such global securities and its participants. See “Form of Securities”.

The trustee will act initially as the registrar of debt securities issued under the QC indenture (Section 2.04). No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.08(c)). The trustee may appoint an authenticating agent for any series to act on the trustee’s behalf in connection with authenticating debt securities of that series issued (Sections 2.03(f) and 2.08(c)).

We will not be required (i) to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed or (ii) to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.08(d)).

The QC indenture also permits, subject to certain conditions:

•	registered securities to be transferred for an equal principal amount of unregistered securities of the same series and date of maturity in any authorized denominations; or

•	unregistered securities to be transferred for an equal principal amount of registered or unregistered securities containing identical terms and provisions of the same series and date of maturity in any authorized denominations (Section 2.08).

Payment and Paying Agents

Unless we state otherwise in the relevant prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars by the trustee acting on our behalf, and principal payable on registered securities will be payable only against presentation thereof at the office of our Paying Agent in New York, New York, unless we have otherwise instructed the trustee in writing (Section 2.05).

Unless we state otherwise in the relevant prospectus supplement, the trustee will act as our sole Paying Agent and 950 17th Street, Suite 300, Denver, Colorado 80202 will be designated as the agent’s office for purposes of principal payments with respect to any series of debt securities. Any other Paying Agents initially designated by us with respect to any series will be named in the relevant prospectus supplement.

Any money set aside by us for the payment of principal of (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us and the holder of the debt security may thereafter look only to us for payment thereof (Section 8.03).

Redemption and Sinking Fund Provisions

Unless we state otherwise in the relevant prospectus supplement, a series may be redeemed, in whole or in part, upon not less than 30 days’ and not more than 90 days’ notice prior to the date of redemption at the redemption prices and subject to the terms and conditions that may be set forth in a board resolution or supplemental indenture and in the relevant prospectus supplement relating to such series (Sections 3.01 and 3.03). If less than all of the debt securities of the series are to be redeemed, the trustee shall select the debt securities of such series, or portions thereof, to be redeemed by such method as the trustee shall deem appropriate and fair (Section 3.02).

Not less than 60 days prior to any sinking fund payment date for a series of debt securities, we will deliver to the trustee an officers’ certificate specifying the amount of the next sinking fund payment pursuant to the terms of such series of debt securities (Section 10.03).

Events of Default

Unless we state otherwise in the relevant prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the QC indenture. The QC indenture provides that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:

•	failure for 90 days to pay interest on the debt securities of that series when due;

•	failure to pay principal on the debt securities of that series when due and payable upon maturity, upon redemption or otherwise;

•	failure to comply with any of our other agreements with respect to the debt securities of that series or in the QC indenture, which failure continues for 90 days after we receive a specified notice of default from the trustee or the holders of at least 25% of the aggregate principal amount of such series of debt securities then outstanding; or

•	occurrence of certain specified events relating to bankruptcy, insolvency or reorganization with respect to QC (Section 6.01).

No Event of Default with respect to the debt securities of a particular series issued under the QC indenture necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under such indenture.

If an Event of Default shall occur and be continuing with respect to any series and if it is known to the trustee, the trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default. The trustee may withhold from holders notice of any continuing default (except a default in the payment of monies owed) if it determines that withholding notice is in their interests (Section 7.05).

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of that series of debt securities then outstanding may declare the principal of that series of debt securities to be due and payable immediately. The holders of a majority of the aggregate outstanding principal amount of such series of debt securities may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration (Section 6.02).

Holders of debt securities may not enforce the QC indenture, except as provided therein. Subject to the provisions of the QC indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing the trustee will be under no obligation to exercise any of the rights or powers under the QC indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered the trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the QC indenture, the holders of a majority in aggregate principal amount of the series of debt securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04, 6.05 and 6.06).

The holders of at least a majority in principal amount of the debt securities of any series may waive any default (other than a payment of default) for all securities of that series (Section 6.04).

We are required to furnish to the trustees annually a statement regarding our performance of certain of our obligations under the QC indenture (Section 4.02).

Discharge and Defeasance

Unless the relevant prospectus supplement states otherwise, we may terminate all of our obligations with respect to any series of debt securities and the QC indenture or any installment of principal of (and premium, if any) or interest on any series of debt securities if we irrevocably deposit in trust with the trustee money or U.S. government obligations sufficient to pay, when due, principal of and interest on that series of debt securities to maturity or redemption or such installment of principal or interest, as the case may be, and if all other conditions set forth in the QC indenture are met (Section 8.01).

Merger and Consolidation

Under the QC indenture, we may not consolidate with, merge into or be merged into, or transfer or lease our property and assets substantially as an entirety to another entity, provided that we may consolidate with, merge into or be merged into, or transfer or lease our property and assets substantially as an entirety to another entity if:

•	the successor entity is a corporation and assumes by supplemental indenture all of our obligations under each series of debt securities issued under the QC indenture; and

•	after giving effect to the transaction, no default or Event of Default has occurred and is continuing (Section 5.01).

Modification of Indenture

With the written consent of the holders of a majority in principal amount of the debt securities of each series affected (with each series voting as a class), we and the trustee may amend or supplement the QC indenture or modify the rights of the holders of debt securities; provided that any such amendment that affects the terms of a series of debt securities as distinct from the other series of debt securities issued under the QC indenture will require only the consent of at least a majority in aggregate principal amount of that series of debt securities then outstanding. Such majority holders may also waive compliance by us of any provision of the QC indenture or any supplemental indenture, except a default in the payment of principal or interest. However, without the consent of the holder of each debt security affected, an amendment or waiver may not:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	change the rate or time for payment of interest;

•	change the principal or the fixed maturity;

•	waive a default in the payment of principal, premium, if any, or interest;

•	make any series of debt securities payable in a different currency; or

•	make any change in the provisions of the QC indenture concerning (a) waiver of existing defaults, (b) rights of holders of debt securities to receive payment or (c) amendments and waivers without the consent of the holders of each debt security affected (Section 9.02).

We and the trustee may amend or supplement the QC indenture without the consent of any holder of any of series of debt securities to:

•	cure any ambiguity, defect or inconsistency in the QC indenture or any debt securities issued thereunder;

•	provide for the assumption of all of our obligations under the QC indenture or any debt securities issued thereunder by any corporation in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety;

•	provide for uncertificated debt securities in addition to or instead of certificated debt securities;

•	add to the covenants made by us for the benefit of holders of any series of debt securities (and if such covenants are to be for the benefit of less than all securities, stating that such covenants are included solely for the benefit of such series) or surrender any right or power conferred upon us;

•	add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the debt securities, as set forth in the QC indenture;

•	secure any debt securities pursuant to the covenant described under “– Limitation on Liens”;

•	provide for the issuance of and establish the form and terms and conditions of a series of debt securities or establish the form of any certifications required to be furnished pursuant to the terms of the QC indenture or any series of debt securities or to add the rights of the holders of any series of debt securities; or

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect (Section 9.01).

Limitation on Liens

If we mortgage, pledge or otherwise subject to any Lien (other than Permitted Liens) all or some of our property or assets, the QC indenture commits us to secure any series of debt securities under the QC indenture and any of our other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to the covenant contained in the QC indenture, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured (Section 4.03). “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Permitted Liens”, as defined in the First Supplemental Indenture dated August 19, 2004 between QC and the trustee, means any of the following Liens permitted under the QC indenture:

•	Liens existing on the date of the initial issuance of debt securities;

•	Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition;

•	Liens on any asset (a) created within 180 days after such asset is acquired, or (b) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto;

•	(a) Liens incidental to the conduct of our business or the ownership of our properties or otherwise incurred in the ordinary course of business which (i) do not secure debt, and (ii) do not in the aggregate materially detract from the value of our assets taken as a whole or materially impair the use thereof in the operation of our business, and (b) Liens not described in clause (a) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100 million;

•	any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify us to conduct all or some part of our business or in order to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it;

•	any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

•	Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business;

•

materialmen’s, mechanics, repairmen’s, employees, operators’ or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation of any of our assets which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any of our assets, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings;

•	zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with our business and subsidiaries taken as a whole;

•	Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which we are maintaining adequate reserves or other provision in conformity with generally accepted accounting principles;

•	any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement;

•	Liens in connection with the securitization or factoring of our or any of our subsidiaries’ receivables in a transaction intended to be a “true sale”; or

•	any Lien securing a refinancing, replacement, extension, renewal or refunding of any debt secured by a Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens” to the extent secured in all material respects by the same asset or assets.

Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the “negative pledge”, or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a “Permitted Lien”.

“Debt” of any person means, at any date, without duplication:

•	all obligations of such person for borrowed money;

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations of such person as lessee which are capitalized in accordance with generally accepted accounting principles;

•	all Debt secured by a Lien on any asset of such person, whether or not such Debt is otherwise an obligation of such person; and

•	all Debt of others guaranteed by such person.

The restrictions in the QC indenture described above would not protect the debt holders in the event of a leveraged transaction in which unsecured indebtedness was incurred or in which the Liens arising in connection therewith were freely permitted under the QC indenture, nor would they afford protection in the event of one or more leveraged transactions in which secured indebtedness was incurred by our subsidiaries.

Concerning the Trustee

The trustee, prior to the occurrence of an Event of Default, undertakes to perform only such duties as are specifically set forth in the QC indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01).

Subject to such provision, the trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense (Section 7.01). We will pay the trustee reasonable compensation and reimburse it for reasonable expenses incurred in accordance with the QC indenture (Section 7.07).

A trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series (Section 7.08).

U.S. Bank National Association serves as trustee, authenticating agent and paying agent under the QC indenture with respect to each outstanding series of the debt securities of QC issued thereunder. In addition, QC and certain of its affiliates maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association.

DESCRIPTION OF DEPOSITARY SHARES OF CENTURYLINK

CenturyLink may elect to offer fractional shares of its preferred stock rather than full shares of its preferred stock. If so, CenturyLink will issue to the public receipts for depositary shares, each of which will represent an ownership interest in a fraction of a share of a particular series of its preferred stock, and the shares of CenturyLink’s preferred stock underlying the depositary shares will be deposited under a deposit agreement between CenturyLink and a bank or trust company selected to act as the depositary.

The following general description of the material terms of depositary shares, and all related deposit agreements and depositary receipts, is only a summary and is not intended to be complete. You should refer to the forms of the deposit agreement and depositary receipts that we will file with the SEC in connection with any offering of specific depositary shares. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement, and may vary from the general description provided below.

General

The depositary selected by us will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the relevant deposit agreement to those persons purchasing the fractional shares of our preferred stock. Pending the preparation of definitive depositary receipts, the depositary may, upon our order, issue temporary depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt an equitable and practicable method for making that distribution, including any sale of the property and distribution of the net sales proceeds to the applicable holders.

Each deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to holders of depositary shares.

Withdrawal of Underlying Preferred Stock

Unless we state otherwise in the relevant prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all cash payments or other rights accrued under or represented by the related depositary shares (but such holders will not afterward be entitled to receive depositary shares in exchange for their whole shares). We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected in the manner to be described in the deposit agreement.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions. Unless otherwise provided in the relevant prospectus supplement, the depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities unless otherwise provided in the relevant prospectus supplement. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Taxation

Any holder of depositary shares will be treated for U.S. federal income tax purposes as if they were an owner of the series of preferred stock represented by the depositary shares. Therefore, holders will be required to take into account for U.S. federal income tax purposes income and deductions as if they were a holder of the underlying series of preferred stock. The relevant prospectus supplement will address these and other related tax matters in greater detail.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely changes the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice, whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if, among other circumstances, all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible or exchangeable.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

Unless otherwise provided in the relevant prospectus supplement, the depositary will be obligated to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will be permitted to act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Registered Owners

We, each depositary and any of their agents may treat for any purpose the registered owner of any depositary share as the absolute owner of that depositary share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary.

DESCRIPTION OF WARRANTS OF CENTURYLINK

CenturyLink may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between CenturyLink and a bank or trust company, as warrant agent. The warrant agent will act solely as CenturyLink’s agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following general description of the material terms of the warrants, and any related warrant agreements, is only a summary and is not intended to be complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including some or all of the following:

•	the title and aggregate number of warrants;

•	the offering price for the warrants, if any;

•	the currency or currencies in which the price of the warrants may be payable;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable;

•	the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other specified property;

•	the dates on which the right to exercise the warrants begins and expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	whether the warrants and the securities that may be issued thereunder will be issued in registered or bearer form;

•	information regarding the manner in which the warrants will be registered, to the extent it differs from that described under the heading “Form of Securities”;

•	a discussion of any material United States federal income tax considerations;

•	the anti-dilution provisions of the warrants, if any;

•	any applicable redemption or call provisions applicable to the warrants;

•	the name of the warrant agent; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before their exercise, warrants will not entitle their holders to any rights of the holders of the securities purchasable thereunder, unless otherwise provided in the relevant prospectus supplement.

Unless otherwise provided in the relevant prospectus supplement, we and the warrant agent will be permitted to amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, unless the relevant prospectus supplement otherwise provides, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement.

DESCRIPTION OF UNITS OF CENTURYLINK

As specified in the relevant prospectus supplement, CenturyLink may issue units consisting of one or more debt securities or other securities, including common stock, preferred stock, depositary shares, warrants or any combination thereof. The relevant prospectus supplement will describe some or all of the following:

•	the title and aggregate number of units;

•	the offering price of the units, if any;

•	the terms of the units and of the other securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange or the units;

•	information regarding the manner in which the units will be registered, to the extent it differs from that described under the heading “Form of Securities”;

•	a discussion of any material United States federal income tax considerations; and

•	any other material terms of the units.

The terms and conditions described under “Description of Capital Stock of CenturyLink”, “Description of Debt Securities of CenturyLink”, “Description of Debt Securities of QC”, “Description of Depositary Shares of CenturyLink” and “Description of Warrants of CenturyLink” will apply to any debt security, preferred stock, common stock, depositary share or warrant included in each unit, respectively, unless otherwise specified in the relevant prospectus supplement.

FORM OF SECURITIES

Global Securities and Book-Entry System

Unless the relevant prospectus supplement otherwise provides, any debt securities, preferred stock, depositary shares, warrants or units (our “Underlying Securities”) we issue hereunder will be (i) in book-entry form, (ii) represented by one or more global certificates in fully registered form, (iii) deposited with The Depository Trust Company (“DTC”), as depositary, which will hold or designate a third party to hold the global certificates as custodians and (iv) registered in the name of Cede & Co., or another nominee designated by DTC, on behalf of other financial institutions that participate in DTC’s book-entry system. Under such system, these participating financial institutions, in turn, hold beneficial interests in our Underlying Securities on behalf of themselves or their customers represented through the participating financial institutions’ book-entry accounts (the “Beneficial Owners”). All rights of Beneficial Owners with respect to our Underlying Securities will be governed solely by the procedures of DTC and its participants.

A U.S. Beneficial Owner may elect to hold, directly or through a qualified financial intermediary, their interest through DTC. A non-U.S. Beneficial Owner may elect to hold, directly or through a qualified financial intermediary, their interest through DTC, Clearstream Banking, societe anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold such interests in their names on DTC’s books.

For all securities issued hereunder in book-entry form, individual certificates in respect of any Underlying Securities will not be issued to Beneficial Owners therein, except in limited circumstances. If (i) we elect to terminate using the book-entry system, (ii) an event of default has occurred and is continuing with respect to such Underlying Securities, or (iii) DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, then we will issue or cause to be issued individual certificates in registered form upon transfer of, or in exchange for, book-entry interests in the Underlying Securities, which are represented by registered global securities, upon delivery of those registered global securities for cancellation.

Clearing Systems

DTC

DTC has advised that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This system eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. We understand that Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. We further understand that Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers in the United States are limited to securities brokers and dealers and banks, and its customers elsewhere include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. We understand that Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers of securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear has further advised that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures for Book-Entry Securities

Purchases of global securities under the DTC system must be made by or through Direct Participants, who will receive a credit for the global securities on DTC’s records. The interest of each Beneficial Owner will in turn be recorded on the records of the respective Direct Participant and any Indirect Participant. For certain non-U.S. persons, Clearstream and Euroclear will credit on its book-entry registration and transfer system the amount of securities sold to non-U.S. Beneficial Owners to the account of financial institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in our Underlying Securities will pass by book-entry registration of the transfer within the records of DTC or, if applicable, Clearstream or Euroclear, as the case may be, in accordance with their respective procedures. Book-entry interests in our Underlying Securities may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in our Underlying Securities may be transferred within Clearstream, within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Transfers of book-entry interests in our Underlying Securities among DTC and Clearstream and Euroclear may be effected in accordance with procedures established for this purpose by DTC, Clearstream or Euroclear, as applicable.

Unless the relevant prospectus supplement otherwise provides, we will make payments of any monies owed in respect of our Underlying Securities issued in book-entry form to DTC or its nominee, as the registered owner and holder of the associated global securities. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the nominee on the payment date, in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each such Direct or Indirect Participant and not that of DTC, the nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC or its nominee of monies owed in respect of our Underlying Securities will be our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

To the extent we are required to provide notices to the registered holders of our Underlying Securities issued in book-entry form pursuant hereto, we may discharge our obligations by providing notice solely to DTC, in its capacity as the sole record holder of such securities. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

It is our understanding that neither DTC nor Cede & Co. (or any other nominee of DTC) will consent or vote with respect to the global securities unless authorized by Direct Participants in accordance with DTC’s procedures. Under its usual procedures, DTC assigns Cede & Co.’s consent or voting rights to those Direct Participants to whose accounts the global securities are credited on the record date.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global security to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a Beneficial Owner to pledge their interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of their interest, may be affected by the lack of a physical certificate evidencing that interest.

Unless otherwise provided in the relevant prospectus supplement, initial settlement of the sale of our Underlying Securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S.

depositary; provided, however, that such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines.

Because of time-zone differences, credits of interests in our Underlying Securities received by Clearstream or Euroclear as a result of a transaction with a DTC participant are expected to be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in our Underlying Securities settled during such processing are expected to be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in our Underlying Securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but are expected to be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have each agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The information in this section has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents or through a combination of any such methods of sale. The relevant prospectus supplement will set forth the specific terms of the offering, including the name or names of any underwriters, the purchase price and proceeds from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, any securities exchanges on which the securities may be listed, and any other material terms of the distribution of securities. The specific terms of the offering may vary from the general description provided below.

We may distribute securities from time to time in one or more transactions at fixed or variable prices, at prices equal or related to prevailing market prices or at negotiated prices. We also may directly offer and sell securities in exchange for, among other things, outstanding debt or equity securities issued by us or our affiliates.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities periodically in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. Unless otherwise set forth in the relevant prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover any over-allotments in connection with the distribution.

If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

We may offer our equity securities into an existing trading market through agents designated by us from time to time on the terms described in the relevant prospectus supplement. Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the relevant prospectus supplement relating thereto. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the relevant prospectus supplement. Unless otherwise indicated in the relevant prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of any securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell any securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.

Dealers and agents named in the relevant prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for the repurchase and resale of such offered securities by dealers.

If so indicated in the relevant prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount that may be purchased by an institution or on the portion of the aggregate amount of the particular securities that may be sold pursuant to these arrangements. The obligations of any purchaser under a delayed delivery contract will generally not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

In order to facilitate any offering of securities hereunder, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on or otherwise fix rights accruing under such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of any such securities, the underwriters, dealers or agents, as the case may be, may bid for and purchase any such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously-distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Except for CenturyLink’s common stock, none of the securities when first issued will have an established trading market. Any underwriters, dealers or agents to or through whom the securities are sold for public offering may make a market in the securities. However, generally they will not be obligated to make a market and may discontinue any market making at any time without notice. If the securities are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on general market conditions, the market for similar securities, our performance and other factors. Other than with respect to CenturyLink’s common stock, which is currently traded on the New York Stock Exchange, there can be no assurance that an active public market for the securities will develop or be maintained.

LEGAL MATTERS

Unless provided otherwise in the relevant prospectus supplement, (i) the validity of the securities offered under this prospectus by CenturyLink will be passed upon by Jones Walker L.L.P., New Orleans, Louisiana, and (ii) the validity of the securities offered under this prospectus by QC will be passed upon by an associate general counsel of QC. If legal matters in connection with offerings made under this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the relevant prospectus supplement.

EXPERTS

CenturyLink

The consolidated financial statements of CenturyLink, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated into this document by reference to CenturyLink, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

QC

The consolidated financial statements of Qwest Corporation and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated into this document by reference to Qwest Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrants in connection with the sale of the securities being registered hereby:

SEC registration fee	$	*
Printing costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Rating agency fees		**
Blue Sky fees and expenses		**
Fees and expenses of Trustees		**
Miscellaneous		**

Total	$	**

*	Deferred in reliance upon Rule 456(b) and Rule 457(r).
**	Not presently known.

Item 15.	Indemnification of Directors and Officers.

CenturyLink

Sections 1-850 and 1-859 of the Louisiana Business Corporation Act provide in part that CenturyLink may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of CenturyLink or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of CenturyLink, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. CenturyLink may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. CenturyLink has the power to obtain and maintain insurance on behalf of any person who is or was acting for CenturyLink, regardless of whether CenturyLink has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

Under Article II, Section 10 of CenturyLink’s bylaws, which CenturyLink refers to as the indemnification bylaw, CenturyLink is obligated to indemnify its current or former directors and officers, except that if any of CenturyLink’s current or former directors or officers are held liable under or settle any derivative suit, CenturyLink is permitted but not obligated to indemnify the indemnified person.

As permitted by Louisiana law, CenturyLink’s articles of incorporation include a provision that eliminates personal liability of a director or officer to CenturyLink and its shareholders for monetary damages resulting from breaches of the duty of care, and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

CenturyLink’s articles of incorporation authorize CenturyLink to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. CenturyLink has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the indemnification bylaw. CenturyLink refers to these contracts as indemnification contracts. The right to indemnification provided by these indemnification contracts applies to all covered claims, whether such claims arose before or after the effective date of the contract.

CenturyLink maintains an insurance policy covering the liability of the directors and officers of CenturyLink and its subsidiaries for actions taken in their official capacity. The indemnification contracts provide that, to the extent insurance is reasonably available, CenturyLink will maintain comparable insurance coverage for each contracting party as long as such person serves as an officer or director and thereafter for so long as such person is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if CenturyLink does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

The foregoing is only a general summary of certain aspects of Louisiana law and CenturyLink’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the Louisiana Business Corporation Act, (ii) CenturyLink’s articles of incorporation and bylaws, each of which is an exhibit to this registration statement, and (iii) CenturyLink’s form of indemnification contract, which is on file with the SEC.

QC

Article 109 of the Colorado Business Corporations Act, or the CBCA, specifies the circumstances under which QC may indemnify its directors, officers, employees and agents. As to directors, the CBCA generally requires that a director provide a statement that he has met a certain standard of conduct. The CBCA standard requires that a director must have acted in good faith and, for acts done in a director’s official capacity, must have reasonably believed that he acted in the best interests of QC. In all other instances, the director must have acted in good faith and must have reasonably believed that he acted in a manner that was not opposed to the best interests of QC. In criminal proceedings, the director must not have had a reason to believe that his conduct was unlawful. In a proceeding brought by or in the right of QC, or that alleges that a director improperly received a personal benefit, the director cannot be indemnified if he is adjudged liable, unless a court orders QC to pay reasonable expenses. On the other hand, QC must pay reasonable expenses that a director or officer incurred in a proceeding when any director or officer is wholly successful on the merits or otherwise in defending any civil or criminal proceeding. The CBCA permits QC to indemnify officers and employees to a greater extent than it can indemnify directors if such indemnification would not violate public policy.

QC’s bylaws require indemnification of its directors and officers if such indemnification would be consistent with the CBCA, subject to certain conditions. These conditions include, among other things, that (a) the director or officer must have acted consistently with the standards of conduct set forth in the CBCA and described above and (b) the director or officer must cooperate with QC in connection with the proceeding. In certain situations, QC also is required to pay legal fees and expenses to its officers and directors in advance of a final judgment.

QC’s articles of incorporation include a provision that eliminates personal liability of its directors for monetary damages resulting from breaches of the duty of care to the fullest extent permitted by the CBCA.

The directors and officers of QC are covered under the directors’ and officers’ insurance policy described above under the caption “– CenturyLink”.

The foregoing is only a general summary of certain aspects of Colorado law and QC’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the Colorado Business Corporations Act and (ii) QC’s articles of incorporation and bylaws, each of which is an exhibit to this registration statement.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual reports pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the applicable trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

*  *  *  *  *  *  *  *  *  *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CenturyLink, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on March 2, 2015.

CENTURYLINK, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following officers and directors of CenturyLink, Inc., in the capacities indicated, on March 2, 2015:

Signature	Title

/s/ Glen F. Post, III	Chief Executive Officer and President (Principal Executive Officer), and Director
Glen F. Post, III

/s/ R. Stewart Ewing, Jr.	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)
R. Stewart Ewing, Jr.

/s/ David D. Cole	Executive Vice President – Controller and Operations Support (Principal Accounting Officer)
David D. Cole

*	Chairman of the Board of Directors
William A. Owens

*	Vice Chairman of the Board of Directors
Harvey P. Perry

* Virginia Boulet	Director

* Peter C. Brown	Director

* Richard A. Gephardt	Director

* W. Bruce Hanks	Director

* Gregory J. McCray	Director

* C.G. Melville, Jr.	Director

Signature	Title

* Michael J. Roberts	Director

* Laurie A. Siegel	Director

* Joseph R. Zimmel	Director

* By:	/s/ Stacey W. Goff
Stacey W. Goff
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Qwest Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on March 2, 2015.

QWEST CORPORATION

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following officers and directors of Qwest Corporation, in the capacities indicated, on March 2, 2015:

Signature	Title

/s/ Glen F. Post, III	Chief Executive Officer and President (Principal Executive Officer)
Glen F. Post, III

/s/ R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer), and Director
R. Stewart Ewing, Jr.

/s/ David D. Cole	Executive Vice President – Controller and Operations Support (Principal Accounting Officer)
David D. Cole

/s/ Stacey W. Goff	Executive Vice President, General Counsel and Secretary, and Director
Stacey W. Goff

EXHIBIT INDEX

Exhibit No.	Exhibit

1.1	Form of CenturyLink Underwriting Agreement relating to CenturyLink securities.*

1.2	Form of QC Underwriting Agreement relating to QC debt securities.*

3.1	Articles of Incorporation of CenturyLink, as amended and restated through May 23, 2012 (incorporated by reference to Exhibit 3.1 of CenturyLink’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012).

3.2	Bylaws of CenturyLink, as amended through May 28, 2014 (incorporated by reference to Exhibit 3.1 of CenturyLink’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014).

3.3	Amended and Restated Articles of Incorporation of QC (incorporated by reference to Exhibit 3.1 of QC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).

3.4	Amended and Restated Bylaws of QC (incorporated by reference to Exhibit 3.3 of QC’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 001-03040).

4.1	Indenture, dated March 31, 1994, between CenturyLink (formerly known as Century Telephone Enterprises, Inc.) and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as Trustee (incorporated by reference to Exhibit 4.4(a) of CenturyLink’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014).

4.2	Form of CenturyLink’s subordinated debt securities indenture (incorporated by reference to Exhibit 4.3 of CenturyLink’s Pre-Effective Amendment No. 1 to Form S-3 filed April 29, 2002, File No. 333-84276).

4.3	Indenture, dated as of October 15, 1999, between QC (formerly known as U.S. WEST Communications, Inc.) and Bank of New York Trust Company, National Association (successor-in-interest to Bank One Trust Company, N.A. and J.P. Morgan Trust Company, National Association), as Trustee (incorporated by reference to Exhibit 4(b) of QC’s Annual Report on Form 10-K405 for the year ended December 31, 1999, File No. 001-03040), as amended and supplemented by the First Supplemental Indenture dated as of August 19, 2004 (incorporated by reference to Exhibit 4.22 of QCII’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 001-15577).

4.4	Form of CenturyLink debt security.*

4.5	Form of QC debt security.*

4.6	Form of CenturyLink preferred stock.*

4.7	Form of Articles of Amendment to CenturyLink’s Amended and Restated Articles of Incorporation to be used in connection with issuances of preferred stock.*

4.8	Form of deposit agreement with respect to CenturyLink depositary shares.*

4.9	Form of CenturyLink depositary receipt.*

4.10	Form of CenturyLink common stock (incorporated by reference to Exhibit 4.10 of CenturyLink’s Form S-3 filed March 3, 2012).

4.11	Form of CenturyLink warrant agreement.*

4.12	Form of CenturyLink warrant.*

4.13	Form of CenturyLink unit agreement.*

4.14	Form of CenturyLink unit certificate.*

5.1	Opinion of Jones Walker L.L.P. with respect to securities that may be offered by CenturyLink.**

E-1

5.2	Opinion of associate general counsel of QC with respect to securities that may be offered by QC.**

12.1	Statement regarding computation of ratio of earnings to fixed charges of CenturyLink (incorporated by reference to Exhibit 12 of CenturyLink’s Annual Report on Form 10-K for the year ended December 31, 2014).

12.2	Statement regarding computation of ratio of earnings to fixed charges of QC (incorporated by reference to Exhibit 12 of QC’s Annual Report on Form 10-K for the year ended December 31, 2014).

23.1	Consent of KPMG LLP with respect to the financial statements of CenturyLink.**

23.2	Consent of KPMG LLP with respect to the financial statements of QC.**

23.4	Consent of Jones Walker L.L.P. (included in Exhibit 5.1).

23.5	Consent of associate general counsel of QC (included in Exhibit 5.2).

24.1	Power of Attorney with respect to outside directors of CenturyLink.**

25.1	Statement of Eligibility of Trustee on Form T-1 under CenturyLink’s senior debt securities indenture.**

25.2	Statement of Eligibility of Trustee on Form T-1 under CenturyLink’s subordinated debt securities indenture.***

25.3	Statement of Eligibility of Trustee on Form T-1 under QC’s debt securities indenture.**

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities.
**	Filed herewith.
***	To be filed in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

E-2